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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 19, 2006, relating to the financial statements and financial highlights which appears in the March 31, 2006 Annual Report to Shareholders of AIM Tax-Free Cash Reserve Portfolio which constitutes the Tax-Free Investments Trust which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Examples of Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis", and "Other Service Providers", in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
July 21, 2006